Exhibit 99.1

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2005

AND FOURTH QUARTER RESULTS

ATLANTA, Georgia (September 13, 2005) – SunLink Health Systems, Inc. (AMEX: SSY) today announced earnings from continuing operations for its fourth fiscal quarter ended June 30, 2005 of $955,000, or $0.12 per fully diluted share, compared to a loss from continuing operations of $1,087,000, or a loss of $0.15 per fully diluted share, for the quarter ended June 30, 2004. For the fiscal year ended June 30, 2005, SunLink reported earnings from continuing operations of $4,383,000, or $0.57 per fully diluted share, compared to a loss from continuing operations of $1,267,000, or a loss of $0.20 per fully diluted share, for the fiscal year ended June 30, 2004.

SunLink reported net earnings of $1,103,000, or $0.14 per fully diluted share for the quarter ended June 30, 2005, compared to net earnings of $14,304,000, or $2.03 per fully diluted share for the comparable quarter a year ago. For the fiscal year ended June 30, 2005, SunLink reported net earnings of $4,540,000, or $0.59 per fully diluted share compared to net earnings of $13,425,000, or $2.15 per fully diluted share for the fiscal year ended June 30, 2004. An after-tax gain included in discontinued operations of approximately $16,375,000 on the sale of SunLink’s Mountainside Medical Center is included in the results for the quarter and year ended June 30, 2004.

The company’s operating profit from continuing operations for the quarter ended June 30, 2005 was $2,170,000 compared to an operating profit for the quarter ended June 30, 2004 of $909,000. Operating profit for the quarter ended June 30, 2005 was positively impacted by $628,000 of prior year third-party payor settlements. SunLink had operating profit of $7,090,000 for the fiscal year ended June 30, 2005 compared to $4,315,000 for the fiscal year ended June 30, 2004. Operating profit for the fiscal years ended June 30, 2005 and 2004 was positively impacted by $707,000 and $545,000 of prior year third-party payor settlements, respectively.

Consolidated net revenues from continuing operations for the quarters ended June 30, 2005 and 2004 were $33,091,000 and $31,000,000, respectively, an increase of 6.7% in the current year. The increased net revenues resulted primarily from a 6.0% increase in equivalent admissions. Consolidated net revenues from continuing operations for the fiscal year ended June 30, 2005 increased by 14.5% to $128,732,000 compared with last fiscal year’s consolidated net revenues of $112,436,000. The increased net revenues resulted from a 5.4% increase in same store equivalent admissions, a 15.3% increase in same store surgeries and a full year of net revenues from the two HealthMont hospitals, which were acquired in October 2003.

In the year ended June 30, 2004, earnings from discontinued operations of $14,692,000 resulted primarily from the gain on the sale of Mountainside Medical Center.

Robert M. Thornton, Jr., SunLink’s CEO said, “Our efforts to fully integrate the two HealthMont hospitals, utilize capital for expansion and improvement projects and gain further traction from the 34 physicians we recruited over the last 24 months enabled us to report record hospital results”.

Thornton continued, “While it remains our goal to acquire complementary hospitals, pricing has been an issue and we have maintained a conservative approach while bidding for hospital acquisitions. We are continuing to deploy capital resources for expansion and improvement projects at our existing hospitals, and we believe such activities offer less risk and greater opportunities for rewards in a climate of intense price competition for hospital acquisitions. At the close of fiscal 2005, we had approximately $20,000,000 available from our new senior credit facility for potential acquisitions and for internal growth.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on September 13, 2005 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-814-8470. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 770557 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2005 ANNUAL AND FOURTH QUARTER

RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
Net Revenues	$33,091	$31,000	$128,732	$112,436
Cost of Patient Service Revenues:
Salaries, wages and benefits	16,177	14,938	62,080	53,955
Provision for bad debts	3,180	3,233	11,979	11,519
Supplies	3,513	3,450	14,220	12,944
Purchased services	2,134	1,772	7,703	7,027
Other operating expenses	4,603	5,331	20,241	17,905
Rents and leases	601	685	2,829	2,683
Depreciation and amortization	713	682	2,590	2,088

Operating Profit	2,170	909	7,090	4,315

Loss on early repayment of debt	—	(1,904)	(384)	(1,904)
Interest Income (Expense) - net	(252)	(954)	(1,068)	(4,353)

Earnings (Loss) from Continuing Operations
Before Income Taxes	1,918	(1,949)	5,638	(1,942)
Income Tax (Expense ) Benefit	(963)	862	(1,255)	675

Earnings (Loss) from Continuing Operations	955	(1,087)	4,383	(1,267)
Earnings from Discontinued Operations,
net of income taxes	148	15,391	157	14,692

Net Earnings	$1,103	$14,304	$4,540	$13,425

Earnings (Loss) Per Share from Continuing Operations:
Basic	$0.13	$(0.15)	$0.61	$(0.20)

Diluted	$0.12	$(0.15)	$0.57	$(0.20)

Earnings Per Share from Discontinued Operations:
Basic	$0.02	$2.19	$0.02	$2.35

Diluted	$0.02	$2.19	$0.02	$2.35

Net Earnings Per Share:
Basic	$0.15	$2.03	$0.63	$2.15

Diluted	$0.14	$2.03	$0.59	$2.15

Weighted Average Common Shares Outstanding:
Basic	7,167	7,034	7,166	6,246

Diluted	7,761	7,034	7,711	6,246

SUMMARY BALANCE SHEETS	June 30, 2005	June 30, 2004
ASSETS
Cash and Cash Equivalents	$5,281	$7,079
Other Current Assets	19,573	17,563
Property Plant and Equipment, net	35,875	34,284
Long-term Assets	4,711	4,226

	$65,440	$63,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$21,701	$28,705
Long-term Debt and Other Noncurrent Liabilities	14,438	9,543
Shareholders’ Equity	29,301	24,904

	$65,440	$63,152